Exhibit (a)(1)(A)
OFFER TO PURCHASE FOR CASH
by
BIOMED REALTY, L.P.
of
Any and All of its Outstanding
4.50% Exchangeable Senior Notes due 2026
(CUSIP No. 09064AAA9)
THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT MIDNIGHT,
NEW YORK CITY TIME, ON TUESDAY, DECEMBER 8, 2009,
UNLESS THE OFFER IS EXTENDED.
     BioMed Realty, L.P., a Maryland limited partnership (the “Operating Partnership,” “we,” “our,” “us” or the “Company”), which is the operating partnership of BioMed Realty Trust, Inc., a Maryland corporation (“BioMed”), is offering to purchase for cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the accompanying Letter of Transmittal (which together, as they may be amended or supplemented from time to time, constitute the “Offer”), any and all of our outstanding 4.50% Exchangeable Senior Notes due 2026 (the “Notes”) from each holder of Notes (each, a “Holder” and collectively, the “Holders”).
     Subject to the terms and conditions of the Offer, Holders who properly tender their Notes at or prior to midnight, New York City time, on the Expiration Date, described below, will receive a purchase price of 100% of the principal amount of Notes purchased pursuant to the Offer in cash, plus accrued and unpaid interest up to, but not including, the date of purchase. As of November 9, 2009, there was $107,420,000 aggregate principal amount of Notes outstanding.
     THE OFFER AND YOUR WITHDRAWAL RIGHTS WILL EXPIRE AT MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, DECEMBER 8, 2009, UNLESS THE OFFER IS EXTENDED (SUCH DATE AND TIME, AS IT MAY BE EXTENDED, THE “EXPIRATION DATE”). YOUR ACCEPTANCE OF THE OFFER MAY ONLY BE WITHDRAWN UNDER THE CIRCUMSTANCES DESCRIBED IN THIS OFFER TO PURCHASE AND IN THE LETTER OF TRANSMITTAL.
     THE OFFER IS NOT CONDITIONED ON THE TENDER OF ANY MINIMUM PRINCIPAL AMOUNT OF NOTES. THE OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE “CONDITIONS OF THE OFFER.”
     BIOMED IS OUR SOLE GENERAL PARTNER, AND BIOMED’S BOARD OF DIRECTORS HAS APPROVED THE OFFER. HOWEVER, NEITHER WE, BIOMED NOR ANY MEMBER OF BIOMED’S BOARD OF DIRECTORS, CREDIT SUISSE SECURITIES (USA) LLC, THE DEALER MANAGER FOR THIS OFFER (THE “DEALER MANAGER”), D.F. KING & CO., INC., THE INFORMATION AGENT FOR THIS OFFER (THE “INFORMATION AGENT”) AND THE DEPOSITARY FOR THIS OFFER (THE “DEPOSITARY”), MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR NOTES. NEITHER WE, BIOMED NOR ANY MEMBER OF BIOMED’S BOARD OF DIRECTORS, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY HAS AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION WITH RESPECT TO THE OFFER. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR NOTES AND, IF SO, THE AGGREGATE PRINCIPAL AMOUNT OF NOTES TO TENDER. IN DOING SO, YOU SHOULD CONSULT YOUR OWN INVESTMENT AND TAX ADVISORS, AND READ CAREFULLY AND EVALUATE THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE OFFER. SEE “PURPOSE OF THE OFFER; CERTAIN INFORMATION ABOUT THE COMPANY.”
The Dealer Manager for the Offer is:
Credit Suisse
The date of this Offer to Purchase is November 9, 2009

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IMPORTANT
     Any Holder desiring to tender Notes in the Offer whose Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, must contact the nominee and request that such nominee tender your Notes. See “Procedures for Tendering Notes.”
     All tenders of Notes must be made before the Offer expires at midnight, New York City time, on Tuesday, December 8, 2009 (unless the Offer is extended).
     The Depositary and The Depository Trust Company, or DTC, have confirmed to us that the Offer is eligible for DTC’s Automated Tender Offer Program (“ATOP”). Accordingly, DTC participants may electronically transmit their acceptance of the Offer by causing DTC to transfer their Notes to the Depositary in accordance with DTC’s ATOP procedures for such a transfer. DTC will then send an Agent’s Message (as defined herein) to the Depositary. Holders desiring to tender their Notes should note that such Holders must allow sufficient time for completion of the ATOP procedures during normal business hours of DTC on or prior to the Expiration Date. See “Procedures for Tendering Notes.”
     Tendering Holders who hold Notes registered in their own names and who tender their Notes directly to the Depositary will not be obligated to pay brokerage fees or commissions, the fees and expenses of the Dealer Manager, the Information Agent or the Depositary or, subject to Instruction 8 of the Letter of Transmittal, transfer taxes on the purchases of Notes in the Offer. If you hold your Notes through a broker, dealer, commercial bank, trust company or other nominee, we urge you to consult such nominee to determine whether any transaction costs are applicable. The Company will pay all fees and expenses of the Dealer Manager, the Information Agent and the Depositary in connection with the Offer.
     WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR NOTES IN THE OFFER. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE RELATED LETTER OF TRANSMITTAL. YOU SHOULD NOT RELY ON ANY RECOMMENDATION, OR ANY SUCH REPRESENTATION OR INFORMATION, AS HAVING BEEN AUTHORIZED BY US, BIOMED, ANY MEMBER OF BIOMED’S BOARD OF DIRECTORS, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY.
     We are making the Offer to all Holders. However, if we become aware of any jurisdiction in which the making of the Offer or the tender of the Notes pursuant to the Offer would not be in compliance with the laws of such jurisdiction, and after making a good faith effort we cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the Holders residing in that jurisdiction.
     This Offer to Purchase and the accompanying Letter of Transmittal contain important information which should be read carefully and in its entirety before any decision is made with respect to the Offer.
     You may contact the Information Agent, the Dealer Manager or your broker, dealer, commercial bank, trust company or other nominee for assistance in connection with this Offer. To request additional copies of the Offer documents, please contact the Information Agent. The contact information for the Information Agent, Depositary and the Dealer Manager is set forth on the back cover of this Offer to Purchase.
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FORWARD-LOOKING STATEMENTS
     This Offer to Purchase and the documents that we incorporate by reference herein contain “forward-looking statements.” In particular, statements pertaining to our capital resources, portfolio performance and results of operations contain forward-looking statements. Likewise, our statements regarding anticipated growth in our funds from operations and anticipated market conditions, demographics and results of operations are forward-looking statements. Forward-looking statements involve numerous risks and uncertainties, and you should not rely on them as predictions of future events. Forward-looking statements depend on assumptions, data or methods which may be incorrect or imprecise, and we may not be able to realize them. We do not guarantee that the transactions and events described will happen as described (or that they will happen at all). You can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “pro forma,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases. You can also identify forward-looking statements by discussions of strategy, plans or intentions. The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements:
•	our offer to purchase any and all of the Notes in the Offer,

•	adverse economic or real estate developments in the life science industry or in our target markets, including the ability of our tenants to obtain funding to run their businesses,

•	our failure to obtain necessary outside financing on favorable terms or at all, including the continued availability of our unsecured line of credit,

•	general economic conditions, including downturns in the national and local economies,

•	volatility in financial and securities markets,

•	defaults on or non-renewal of leases by tenants,

•	our inability to compete effectively,

•	increased interest rates and operating costs,

•	our inability to successfully complete real estate acquisitions, developments and dispositions,

•	risks and uncertainties affecting property development and construction,

•	our failure to successfully operate acquired properties and operations,

•	BioMed’s failure to maintain its status as a real estate investment trust, or REIT,

•	government approvals, actions and initiatives, including the need for compliance with environmental requirements, and

•	changes in real estate, zoning and other laws and increases in real property tax rates.
     While forward-looking statements reflect our good faith beliefs, they are not guarantees of future performance. Except as required by law, we disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For a further discussion of these and other factors that could impact our future results, performance or transactions, see the section entitled “Certain Significant Considerations” in this Offer to Purchase and the section entitled “Risk Factors” from BioMed’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

SUMMARY TERM SHEET
     We are providing this summary term sheet for your convenience. It highlights certain material information in this Offer to Purchase and the Letter of Transmittal, but you should realize that it does not describe all of the details of the Offer to the same extent described elsewhere in this Offer to Purchase and the Letter of Transmittal. The following summary is qualified in its entirety by the more detailed information appearing elsewhere or incorporated by reference in this Offer to Purchase and the Letter of Transmittal. We urge you to read the entire Offer to Purchase and the Letter of Transmittal because they contain the full details of the Offer.
Who is offering to purchase my Notes?
     BioMed Realty, L.P., the issuer of the 4.50% Exchangeable Senior Notes due 2026, is offering to purchase the Notes.
What is the purpose of the Offer?
     We are making the Offer in order to repurchase any and all of the outstanding Notes. We will deliver the Notes that we repurchase in the Offer to the Trustee (as defined below) for cancellation and those Notes will cease to be outstanding. Furthermore, we believe that the Offer provides an opportunity to Holders to gain liquidity with respect to the Notes that such Holders may not otherwise have.
What principal amount of the total issue of Notes is being purchased?
     We will purchase for cash, upon the terms and subject to the conditions of the Offer, any and all of the Notes that are validly tendered and not properly withdrawn. See “Terms of the Offer” and “Conditions of the Offer.”
What will be the purchase price for my Notes?
     We are offering to pay a purchase price of 100% of the principal amount of the Notes in cash plus accrued and unpaid interest up to, but not including, the date of purchase. Under no circumstances will any interest be paid or payable because of any delay in the transmission of funds by the Depositary. See “Terms of the Offer.”
When does this Offer expire?
     The Offer and your withdrawal rights will expire at midnight, New York City time, on Tuesday, December 8, 2009, unless the Offer is extended. We refer to this date and time in this Offer to Purchase as the “Expiration Date.” If a broker, dealer, commercial bank, trust company or other nominee holds your Notes, such nominee may have an earlier deadline for accepting the Offer. You should contact the broker, dealer, commercial bank, trust company or other nominee that holds your Notes to determine its deadline.
Can the Offer be extended, amended or terminated, and if so, under what circumstances?
     Yes, we can extend or amend the Offer in our sole discretion, in which event the term “Expiration Date” shall refer to the latest time and date at which the Offer, as so extended by us, shall expire. If we extend the Offer, we will delay the acceptance of any Notes that have been tendered. See “Amendment; Extension; Waiver; Termination.” We can terminate the Offer under certain circumstances. See “Conditions of the Offer.”
How will I be notified if you extend the Offer?
     If we extend the Offer, we will issue a press release no later than 9:00 a.m., New York City time, on the first business day following the previously scheduled Expiration Date of the Offer. See “Amendment; Extension; Waiver; Termination.”
When will I get paid?
     Payments will be made promptly following the Expiration Date of the Offer. Under no circumstances will any interest be paid or payable because of any delay in the transmission of funds by the Depositary. See “Acceptance of Notes for Payment; Accrual of Interest.”

How will you pay for my Notes?
     We will fund the purchase of the Notes by drawing on our unsecured line of credit. See “Source and Amount of Funds.”
Are there any conditions of the Offer?
     The Offer is not conditioned on any minimum principal amount of Notes being tendered in the Offer. Our obligation to accept for payment, and to pay for, Notes validly tendered pursuant to the Offer is, however, conditioned upon the satisfaction or waiver (to the extent permitted by law), on or prior to the Expiration Date, of the conditions set forth in “Conditions of the Offer.”
How do I tender my Notes?
     There are three ways to validly tender your Notes, depending upon the manner in which your Notes are held:
•	If your Notes are registered in your name, (a) complete and sign the Letter of Transmittal or a facsimile copy in accordance with the instructions to the Letter of Transmittal, (b) mail or deliver it and any other required documents to the Depositary and (c) either deliver the certificates for the tendered Notes to the Depositary or transfer your Notes pursuant to the book-entry transfer procedures described in this Offer to Purchase.

•	If your Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, meaning your Notes are owned in “street name,” then you must instruct your broker, dealer, commercial bank, trust company or other nominee to tender your Notes.

•	If your Notes are held of record by DTC you may tender them through DTC’s ATOP procedures.
     See “Procedures for Tendering Notes” and “Acceptance of Notes for Payment; Accrual of Interest.”
If I change my mind, can I withdraw my tender of Notes?
     Tenders of Notes may be withdrawn at any time prior to the Expiration Date. In general, the Depositary must receive a notice of withdrawal from you prior to the Expiration Date, in writing (unless such Notes were tendered by DTC transfer), and containing the information described in “Withdrawal of Tenders” in order to withdraw previously tendered Notes. However, if you tender Notes through a broker, dealer, commercial bank, trust company or other nominee, you must contact such nominee regarding withdrawal.
     You may not rescind a withdrawal of tendered Notes. However, you may re-tender your Notes by again following the proper tender procedures. Please read the procedures detailed in “Withdrawal of Tenders” in this Offer to Purchase. No consideration shall be payable in respect of Notes so withdrawn.
What if I do not want to tender my Notes?
     Notes not tendered and purchased pursuant to the Offer will remain outstanding. As a result of the consummation of the Offer, the aggregate principal amount of Notes that remains outstanding is likely to be significantly reduced. This may adversely affect the liquidity of and, consequently, the market price for the Notes that remain outstanding after consummation of the Offer. The terms and conditions governing the Notes, including the covenants and other protective provisions contained in the Indenture (as defined herein) governing the Notes, will remain unchanged. No amendment to the Indenture is being sought. See “Certain Significant Considerations—Limited Trading Market; Effects of the Offer on the Market for Notes.”
Has the Board of Directors approved the Offer?
     BioMed is our sole general partner, and BioMed’s Board of Directors has approved the Offer. However, neither we, BioMed nor any member of BioMed’s Board of Directors, the Dealer Manager, the Information Agent or the Depositary makes any recommendation to you as to whether you should tender or refrain from tendering your Notes. Neither we, BioMed nor any member of BioMed’s Board of Directors, the Dealer Manager, the Information Agent or the Depositary has authorized any person to make any recommendation with respect to the Offer. You must make your own decision as to whether to tender your Notes and, if so, the aggregate principal amount of Notes to tender. In doing so, you should consult your own investment and tax advisors, and read carefully and evaluate the information in this Offer to Purchase and in the related Letter of Transmittal, including our reasons for making the Offer. See “Purpose of the Offer; Certain Information About the Company.”
What are the United States federal income tax consequences if I tender my Notes?
     For a discussion of certain United States federal income tax consequences of the Offer to Holders, see “Certain United States Federal Income Tax Consequences.” You are urged to consult your tax advisors as to the specific federal, state, local and foreign tax consequences to you of a sale of Notes pursuant to the Offer.
Do Holders have any rights to require the Operating Partnership to repurchase the Notes?
     Holders have the right to require the Operating Partnership to repurchase the Notes for cash, in whole or in part, on each of October 1, 2011, October 1, 2016 and October 1, 2021, and upon the occurrence of certain designated events, in each case for a repurchase price equal to 100% of the principal amount of the Notes plus accrued and unpaid interest.
Who is the Dealer Manager?
     Credit Suisse Securities (USA) LLC is serving as Dealer Manager in connection with the Offer. The address and telephone numbers for the Dealer Manager are set forth on the back cover of this Offer to Purchase. See “The Dealer Manager, Information Agent and Depositary.”
Who is the Information Agent?
     D.F. King & Co., Inc. is serving as Information Agent in connection with the Offer. The address and telephone numbers for the Information Agent are set forth on the back cover of this Offer to Purchase. See “The Dealer Manager, Information Agent and Depositary.”
Who is the Depositary?
     D.F. King & Co., Inc. is serving as Depositary in connection with the Offer. The address and telephone numbers for the Depositary are set forth on the back cover of this Offer to Purchase. See “The Dealer Manager, Information Agent and Depositary.”

THE OFFER
Purpose of the Offer; Certain Information about the Company
Purpose of the Offer
     We are making the Offer in order to repurchase any and all of the outstanding Notes. We will deliver the Notes that we repurchase in the Offer to the Trustee for cancellation and those Notes will cease to be outstanding. Furthermore, we believe that the Offer provides an opportunity for Holders to gain liquidity with respect to the Notes that such Holders may not otherwise have. We will fund the purchase of the Notes by drawing on our unsecured line of credit. See “Terms of the Offer” and “Source and Amount of Funds.”
Certain Information about the Company
     BioMed is a REIT focused on acquiring, developing, owning, leasing and managing laboratory and office space for the life science industry, and we are BioMed’s operating partnership through which BioMed conducts substantially all of its business. Our tenants primarily include biotechnology and pharmaceutical companies, scientific research institutions, government agencies and other entities involved in the life science industry. Our properties are generally located in markets with well-established reputations as centers for scientific research, including Boston, San Diego, San Francisco, Seattle, Maryland, Pennsylvania and New York/New Jersey.
     At September 30, 2009, our portfolio consisted of 69 properties, representing 114 buildings with an aggregate of approximately 10.5 million rentable square feet.
     Our senior management team has significant experience in the real estate industry, principally focusing on properties designed for life science tenants. BioMed operates as a fully integrated, self-administered and self-managed REIT, providing management, leasing, development and administrative services to our properties. As of September 30, 2009, we had 131 employees.
     The Notes are not listed on any national or regional securities exchange or authorized to be quoted on any inter-dealer quotation system of any national securities association. BioMed’s common stock (“Common Stock”) is listed on the New York Stock Exchange (“NYSE”) under the symbol “BMR.” Our principal offices are located at 17190 Bernardo Center Drive, San Diego, California 92128. Our telephone number at that location is (858) 485-9840. Our website is located at www.biomedrealty.com. The information found on, or otherwise accessible through, our website is not incorporated into, and does not form a part of, this Offer to Purchase or any other report or document we file with or furnish to the Securities and Exchange Commission.
Description of the Notes
     The following description of the Notes and any other description of the Notes contained in this Offer are qualified in their entirety by reference to the indenture, dated September 25, 2006 (the “Indenture”), among the Operating Partnership, as issuer, BioMed, as guarantor, and U.S. Bank National Association, as trustee (the “Trustee”).
     The Notes bear interest at a rate of 4.50% per year. Interest on the Notes is payable semi-annually on April 1 and October 1 of each year, until the stated maturity date of October 1, 2026. The Notes are the Operating Partnership’s senior unsecured obligations and rank equally in right of payment with all other senior unsecured indebtedness of the Operating Partnership. The Operating Partnership’s obligations under the Notes are fully and unconditionally guaranteed by BioMed.
     The Notes contain an exchange settlement feature, which provides that the Notes may, under certain circumstances, be exchangeable for cash (up to the principal amount of the Notes) and, with respect to any excess exchange value, into cash, shares of Common Stock or a combination of cash and shares of Common Stock at an exchange rate of 26.8135 shares per $1,000 principal amount of Notes. At this exchange rate, the Notes are exchangeable for Common Stock at an exchange price of approximately $37.29.
     The Operating Partnership may redeem the Notes at any time to preserve BioMed’s status as a REIT. In addition, on or after October 6, 2011, the Operating Partnership may redeem the Notes for cash, in whole or in part, at 100% of the principal amount plus accrued and unpaid interest, upon at least 30 days’ but not more than 60 days’ prior written notice to Holders.
     Holders have the right to require the Operating Partnership to repurchase the Notes for cash, in whole or in part, on each of October 1, 2011, October 1, 2016 and October 1, 2021, and upon the occurrence of certain designated events, in each case for a repurchase price equal to 100% of the principal amount of the Notes plus accrued and unpaid interest.
     The Indenture provides for customary events of default, including payment and exchange defaults, breaches of covenants or agreements, failure to pay certain indebtedness, failure to provide required notice and certain events of bankruptcy, insolvency and reorganization. In certain circumstances, if an event of default occurs and is continuing, the principal amount of and premium, if any, and interest accrued and unpaid on all the Notes may be declared immediately due and payable. These amounts automatically become due and payable if an event of default relating to certain events of bankruptcy, insolvency or reorganization occurs.
     In connection with the issuance and sale of the Notes, BioMed also entered into a registration rights agreement with Credit Suisse Securities (USA) LLC and Morgan Stanley & Co. Incorporated, in their capacity as representatives of the initial purchasers. Pursuant to the terms of that agreement, BioMed agreed to file a shelf registration statement to cover resales of the underlying shares of Common Stock that may be issuable upon exchange of the Notes. BioMed filed such a shelf registration statement with the Securities and Exchange Commission on January 5, 2007, which was replaced by a shelf registration statement that BioMed filed with the Securities and Exchange Commission on September 4, 2009. The registration statement filed on September 4, 2009 became effective automatically upon filing and remains effective as of the date of this Offer to Purchase.
     From November 10, 2008 to April 15, 2009, we repurchased an aggregate of $67,580,000 in principal amount of the Notes at a weighted average price of 61.3% of the principal value of the Notes in ten privately negotiated transactions. We repurchased these Notes with cash on hand. As a result of the retirement of the repurchased Notes, $107,420,000 aggregate principal amount of the Notes remains outstanding.
     The terms and conditions governing the Notes, including the covenants and other protective provisions contained in the Indenture governing the Notes, will remain unchanged by the Offer. No amendment to the Indenture is being sought in connection with the Offer.
Terms of the Offer
Offer and Purchase Price
     Upon the terms and subject to the conditions of the Offer (including, if the Offer is amended or extended, the terms and conditions of any amendment or extension), we are offering to purchase for cash any and all of our outstanding Notes at 100% of the principal amount of the Notes, plus accrued and unpaid interest thereon up to, but not including, the date of purchase.
     The CUSIP number for the Notes is: 09064AAA9.
     The aggregate principal amount of Notes outstanding as of November 9, 2009 was $107,420,000.
Conditions
     The Offer is not conditioned on any minimum principal amount of Notes being tendered in the Offer. The Company’s obligation to accept for payment, and to pay for, Notes validly tendered pursuant to the Offer is, however, conditioned upon the satisfaction or waiver, on or prior to the Expiration Date, of the conditions set forth in “Conditions of the Offer.” If by the Expiration Date any or all of such conditions have not been satisfied, the Company reserves the right (but will not be obligated) to (a) extend or otherwise amend the Offer in any respect by giving oral (confirmed in writing) or written notice of such amendment to the Depositary and making public disclosure of such extension or amendment to the extent required by law, or (b) waive any or all of the conditions and, subject to compliance with applicable rules and regulations of the Securities and Exchange Commission, purchase Notes validly tendered pursuant to the Offer.
Expiration of the Offer
     The Offer will expire at midnight, New York City time, on Tuesday, December 8, 2009, unless extended by the Company. See “Amendment; Extension; Waiver; Termination.”
Amendment; Extension; Waiver; Termination
     Subject to applicable securities laws and the terms and conditions set forth in this Offer to Purchase, we expressly reserve the right (but will not be obligated), at any time or from time to time, on or prior to the Expiration Date, regardless of whether or not any of the events set forth in “Conditions of the Offer” shall have occurred or shall have been determined by us to have occurred, to (a) waive any and all conditions of the Offer; (b) extend the Offer; or (c) otherwise amend the Offer in any respect. The rights reserved by us in this paragraph are in addition to our rights to terminate the Offer described under “Conditions of the Offer.”
     If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition to the Offer, we will disseminate additional information and extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In addition, we may, if we deem appropriate, extend the Offer for any other reason. In addition, if the consideration to be paid in the Offer is increased or decreased or the principal amount of Notes subject to the Offer is decreased, the Offer will remain open at least 10 business days from the date we first give notice of such increase or decrease to Holders, by press release or otherwise.
     Any extension, amendment or termination of the Offer by us will be followed promptly by a public announcement thereof. Without limiting the manner in which we may choose to make such announcement, we will not, unless otherwise required by law, have any obligation to advertise or otherwise communicate any such announcement other than by making a release to PR Newswire or such other means of public announcement as we deem appropriate.
     If for any reason the acceptance for payment of, or the payment for, Notes subject to the Offer is delayed or if we are unable to accept for payment or pay for Notes pursuant to the Offer, then, without prejudice to our rights under the Offer, tendered Notes may be retained by the Depositary on our behalf and may not be withdrawn (subject to Exchange Act Rules 14e-1(c) and 13e-4(f)(5), which require that an offeror pay the consideration offered or return the securities deposited by or on behalf of the investor promptly after the termination or withdrawal of a tender offer).
     Pursuant to Exchange Act Rule 13e-4, we have filed with the Securities and Exchange Commission a Tender Offer Statement on Schedule TO (the “Schedule TO”), which contains additional information with respect to the Offer. We will file an amendment to the Schedule TO to report any material changes in the terms of the Offer and to report the final results of the Offer as required by Exchange Act Rules 13e-4(c)(3) and 13e-4(c)(4), respectively. The Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner as set forth under “Incorporation of Certain Documents by Reference” in this Offer to Purchase.
Certain Significant Considerations
     The following considerations, in addition to other information described elsewhere herein or incorporated by reference herein, should be carefully considered by each Holder before deciding whether to tender Notes pursuant to the Offer.

Position of the Company Concerning the Offer
     BioMed is our sole general partner, and BioMed’s Board of Directors has approved the Offer. However, neither we, BioMed nor any member of BioMed’s Board of Directors, the Dealer Manager, the Information Agent or the Depositary makes any recommendation to you as to whether you should tender or refrain from tendering your Notes. Neither we, BioMed nor any member of BioMed’s Board of Directors, the Dealer Manager, the Information Agent or the Depositary has authorized any person to make any recommendation with respect to the Offer. You must make your own decision as to whether to tender your Notes and, if so, the aggregate principal amount of Notes to tender. In doing so, you should consult your own investment and tax advisors, and read carefully and evaluate the information in this Offer to Purchase and in the related Letter of Transmittal, including our reasons for making the Offer.
Limited Trading Market; Effects of the Offer on the Market for Notes
     The Notes are not listed on any national or regional securities exchange or authorized to be quoted on any inter-dealer quotation system of any national securities association. To our knowledge, the Notes are traded infrequently in transactions arranged through brokers, and reliable market quotations for the Notes may not be available. To the extent that Notes are tendered pursuant to the Offer, the trading market for Notes that remain outstanding is likely to be even more limited. A debt security with a smaller outstanding principal amount available for trading, or “float,” may command a lower price than a comparable debt security with a larger float. Therefore, the market price for Notes that are not tendered pursuant to the Offer may be adversely affected to the extent that the principal amount of Notes purchased pursuant to the Offer reduces the float. A reduced float may also increase the volatility of the trading prices of Notes that are not purchased in the Offer. To the extent that a market continues to exist for such Notes, the Notes may trade at a discount compared to present trading prices depending on prevailing interest rates, the market for debt instruments with similar credit features, the performance of the Company and other factors. The extent of the market for the Notes and the availability of market quotations will depend upon the number of Holders remaining at such time, the interest in maintaining a market in the Notes on the part of securities firms and other factors. There is no assurance that an active market in the Notes will exist and no assurance as to the prices at which the Notes may trade after the consummation of the Offer.
Conditions to the Consummation of the Offer and Related Risks
     Each of the conditions of the Offer is described in more detail in “Conditions of the Offer.” There can be no assurance that such conditions will be met or waived or that, in the event the Offer is not consummated, the market value and liquidity of the Notes will not be materially adversely affected.
Treatment of Notes Not Tendered in the Offer; Purchase of Notes Following Consummation of the Offer
     Notes not tendered in the Offer will remain outstanding. The terms and conditions governing the Notes, including the covenants and other protective provisions contained in the Indenture governing the Notes, will remain unchanged. No amendment to the Indenture is being sought in connection with the Offer.
     Following the consummation or termination of the Offer, we may purchase or repay any Notes not tendered in the Offer on terms that could be more favorable to Holders than the terms of the Offer, including after the Notes become redeemable or at maturity. Following the consummation or termination of the Offer, we may also purchase or retire additional amounts of our outstanding Notes through cash purchases and/or exchanges for other securities of the Company, in open market transactions or privately negotiated transactions, or through subsequent tender offers, repayment at maturity or otherwise. Any other purchases may be made on the same terms or on terms that are more or less favorable to Holders than the terms of the Offer. Holders have the right to require the Operating Partnership to repurchase the Notes for cash, in whole or in part, on each of October 1, 2011, October 1, 2016 and October 1, 2021, and upon the occurrence of certain designated events, in each case for a repurchase price equal to 100% of the principal amount of the Notes plus accrued and unpaid interest. See “Description of the Notes.” If we repurchase or redeem Notes that are not tendered in the Offer on terms that are more favorable than the terms of the Offer, those Holders from whom we repurchased or redeemed Notes would be better off than those that participated in the Offer. Exchange Act Rule 13e-4(f)(6) generally prohibits us and our affiliates from purchasing any Notes, other than in the Offer, until at least 10 business days after the Expiration Date, except pursuant to certain limited exceptions provided in Exchange Act Rule 14e-5.
     The Operating Partnership may redeem the Notes to preserve BioMed’s status as a REIT. In addition, on or after October 6, 2011, the Operating Partnership may redeem the Notes for cash, in whole or in part, at 100% of the principal amount plus accrued and unpaid interest, upon at least 30 days’ but not more than 60 days’ prior written notice to Holders. See “Description of the Notes.” However, there can be no assurance that the Holders will have any further opportunity to gain liquidity with respect to the Notes, except as otherwise expressly required under the Indenture. Moreover, Exchange Act Rule 13e-4(f)(6) generally prohibits us and our affiliates from purchasing any Notes, other than in the Offer, until at least 10 business days after the Expiration Date, except pursuant to certain limited exceptions provided in Exchange Act Rule 14e-5.
Procedures for Tendering Notes
Proper Tender of Notes
     For Notes held through a broker, dealer, commercial bank, trust company or other nominee to be validly tendered pursuant to the Offer, the Depositary must receive confirmation of receipt of such Notes from DTC pursuant to the DTC transfer procedures outlined below on or prior to the Expiration Date. The tender of Notes pursuant to the Offer and pursuant to this procedure (subject to the right to withdraw tendered Notes, see “Withdrawal of Tenders”) will constitute a binding agreement between the tendering Holder and the Company with respect to the Offer upon subsequent acceptance of such tender by the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal regardless of whether such tendering Holder is required to complete and submit a Letter of Transmittal.
     Unless the Notes being tendered are deposited with the Depositary on or prior to the Expiration Date (accompanied by a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) or a properly transmitted Agent’s Message (as defined below)), the Company may, at its option, reject such tender. Payment for the Notes will be made only against deposit of the tendered Notes and delivery of any other required documents.
     Holders desiring to tender their Notes on the Expiration Date should note that they must allow sufficient time for completion of the ATOP procedures during the normal business hours of DTC on the Expiration Date. The Company may, at its option, reject any tenders not received by the Depositary on or prior to the Expiration Date.
Tender of Notes Held Through DTC
     The Depositary and DTC have confirmed to us that the Offer is eligible for transfer through DTC’s ATOP procedures. Accordingly, DTC participants may electronically transmit their acceptance of the Offer by causing DTC to transfer Notes to the Depositary in accordance with DTC’s ATOP procedures for such a transfer. DTC will then send an Agent’s Message to the Depositary. Holders tendering through DTC’s ATOP procedures are not required to complete and send a copy of the Letter of Transmittal to the Depositary in order to validly tender their Notes.
     The Depositary will establish and maintain one or more accounts with respect to the Notes at DTC promptly after the date of this Offer to Purchase (to the extent such arrangements have not been made previously by the Depositary), and any financial institution that is a participant in DTC and whose name appears on a security position listing as the owner of the Notes may make delivery of Notes by causing DTC to transfer such Notes into the Depositary’s account in accordance with the ATOP procedures for such transfer. The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Depositary which states that DTC has received an express acknowledgment from the DTC participant (a) tendering Notes which are held through DTC, and (b) acknowledging that such DTC participant has received and agrees to be bound by the terms of the Offer, as set forth in this Offer to Purchase and the accompanying Letter of Transmittal, and that the Company may enforce such agreement against such participant. The Depositary’s confirmation of an Agent’s Message, and transfer of Notes into the Depositary’s account at DTC, form a “Book-Entry Confirmation” pursuant to the ATOP procedures.
     Any beneficial owner whose Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender Notes pursuant to the Offer should contact such registered Holder promptly and instruct such registered Holder to tender Notes on such beneficial owner’s behalf through the ATOP procedures.
     If a beneficial owner wishes to tender Notes himself, such beneficial owner must, prior to completing and executing the Letter of Transmittal and delivering such Notes, make appropriate arrangements to register ownership of the Notes in such beneficial owner’s name. The transfer of record ownership may take considerable time.
Signature Guarantees
     No signature guarantee is required if the Notes tendered are tendered and delivered (a) by a registered holder of Notes (or by a participant in DTC whose name appears on a security position listing as the owner of such Notes) who has not completed any of the boxes entitled “Special Delivery Instructions” on the Letter of Transmittal, or (b) for the account of a member firm of a registered national securities exchange, a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) or a commercial bank or trust company having an office or correspondent in the United States (each of the foregoing being referred to as an “Eligible Institution”). If the Notes are registered in the name of a person other than the signer of the Letter of Transmittal or if Notes not accepted for payment or not tendered are to be returned to a person other than the registered holder, then the signature on the Letter of Transmittal accompanying the tendered Notes must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program (a “Medallion Signature Guarantor”). Beneficial owners whose Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if they desire to tender Notes with respect to Notes so registered. See Instruction 1 of the Letter of Transmittal.
Effect of the Agent’s Message or Letter of Transmittal
     Subject to and effective upon the acceptance for payment by us for Notes tendered thereby, by executing and delivering a Letter of Transmittal (or, in the case of a DTC transfer, by the transmission of an Agent’s Message), a tendering Holder (a) irrevocably sells, assigns and transfers to, or upon the order of, the Company all right, title and interest in and to all the Notes tendered thereby, waives any and all other rights with respect to such Notes (including without limitation, any existing or past defaults and their consequences in respect of the Notes and the Indenture under which the Notes were issued) and releases and discharges the Company from any and all claims such Holder may have now, or may have in the future, arising out of, or related to, such Notes, including without limitation, any claims that such Holder is entitled to receive additional principal or interest payments with respect to such Notes, to participate in any redemption or defeasance of the Notes or to be entitled to any of the benefits under the Indenture, and (b) irrevocably constitutes and appoints the Depositary the true and lawful agent and attorney-in-fact of such Holder (with full knowledge that the Depositary also acts as agent of the Company) with respect to any such tendered Notes, with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (i) deliver certificates representing such Notes, or transfer ownership of such Notes, on the account books maintained by DTC, together, in any such case, with all accompanying evidences of transfer and authenticity, to or upon the order of the Company, (ii) present such Notes for transfer on the security register for the Notes, and (iii) receive all benefits or otherwise exercise all rights of beneficial ownership of such Notes (except that the Depositary will have no rights to, or control over, funds from the Company, except as agent of the Company, for the purchase price for any Notes tendered pursuant to the Offer that are purchased by the Company), all in accordance with the terms of the Offer.

Determination of Validity
     All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tendered Notes pursuant to any of the procedures described above and the form and validity (including time of receipt of notices of withdrawal) of all documents will be determined by the Company. The Company reserves the right to reject any or all tenders of any Notes determined by it not to be in proper form or if the acceptance of or payment for such Notes may, based on the advice of the Company’s counsel, be unlawful. The Company also reserves the right, in its sole discretion prior to the Expiration Date, to waive or amend any condition to the Offer that it is legally permitted to waive or amend and waive any defect or irregularity in any tender with respect to Notes of any particular Holder, whether or not similar defects or irregularities are waived in the case of other Holders. In the event that a condition to the Offer is waived with respect to any particular Holder, the same condition will be waived with respect to all Holders. The Company’s interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) may only be challenged in a court of competent jurisdiction. A non-appealable determination with respect to such matter by a court of competent jurisdiction will be final and binding upon all persons.
     No tender will be deemed to have been validly made until all defects or irregularities in such tender have been cured or waived. None of the Company, BioMed, the Dealer Manager, the Depositary, the Information Agent or any other person is under any duty to give notification of any defects or irregularities in any tender of any Notes or notice of withdrawal or will incur any liability for failure to give any such notification.
Withdrawal of Tenders
     A tender of Notes pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date, but no consideration shall be payable in respect of Notes so withdrawn. Except as otherwise provided in this Offer to Purchase, tenders of Notes pursuant to the Offer are irrevocable.
     After the Expiration Date, if, for any reason whatsoever, acceptance for payment of, or payment for, any Notes tendered pursuant to the Offer is delayed (whether before or after the Company’s acceptance for payment of Notes) or the Company is unable to accept for payment or pay for the Notes tendered pursuant to the Offer, the Company may (without prejudice to its rights set forth herein) instruct the Depositary to retain tendered Notes, and such Notes may not be withdrawn (subject to Exchange Act Rules 14e-1(c) and 13e-4(f)(5), which require that an offeror pay the consideration offered or return the securities deposited by or on behalf of the investor promptly after the termination or withdrawal of a tender offer).
     For a withdrawal of Notes tendered pursuant to the Offer to be effective, a written notice of withdrawal or revocation must be received by the Depositary on or prior to the Expiration Date at its address set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must either, (a) for Notes tendered by means of a Letter of Transmittal, (i) specify the name of the person who tendered the Notes to be withdrawn, (ii) contain a description of the Notes to be withdrawn and identify the certificate number or numbers shown on the particular certificates evidencing such Notes (unless such Notes were tendered by DTC transfer) and the aggregate principal amount represented by such Notes, and (iii) be signed by the Holder of such Notes in the same manner as the original signature on the Letter of Transmittal by which such Notes were tendered (including any required signature guarantees) or be accompanied by evidence sufficient to the Depositary that the Holder withdrawing the tender has succeeded to the beneficial ownership of the Notes, or (b) for Notes tendered through DTC, be in the form of a request for withdrawal message from DTC. If the Notes to be withdrawn have been delivered or otherwise identified to the Depositary, a signed notice of withdrawal is effective immediately upon receipt of such written notice of withdrawal even if physical release is not effected by the Depositary.
     Any permitted withdrawal of tendered Notes may not be rescinded, and any Notes properly withdrawn will thereafter be deemed not validly tendered; provided, however, that properly withdrawn Notes may be re-tendered, by again following one of the appropriate procedures described in “Procedures for Tendering Notes,” at any time on or prior to the Expiration Date.

     Any Notes that have been tendered pursuant to the Offer but that are not purchased will be returned to the Holder thereof at the Company’s expense promptly following the earlier to occur of the Expiration Date or the date on which the Offer is terminated without any Notes being purchased thereunder.
     All questions as to the validity, form and eligibility (including time of receipt) of notices of withdrawal will be determined by the Company.
     None of the Company, BioMed, the Depositary, the Dealer Manager, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal, or incur any liability for failure to give any such notification.
Acceptance of Notes for Payment; Accrual of Interest
Acceptance of Notes for Payment
     Upon the terms and subject to the conditions of the Offer (including if such Offer is extended or amended, the terms and conditions of any such extension or amendment) and applicable law, on or prior to the Expiration Date, the Company will accept for payment, and thereby purchase, all Notes validly tendered and not properly withdrawn.
     The Company will be deemed to have accepted for payment pursuant to the Offer, and thereby have purchased, validly tendered Notes when the Company gives written notice to the Depositary of the Company’s acceptance of such Notes for purchase pursuant to the Offer. In all cases, payment for Notes purchased pursuant to the Offer will be made by deposit of the purchase price for the tendered Notes with the Depositary, which will act as agent for tendering Holders for the purpose of receiving payments from the Company and transmitting such payments to such Holders.
     The Company expressly reserves the right, in its sole discretion and subject to Exchange Act Rule 14e-1(c), to delay acceptance for payment of, or payment for, Notes in order to comply, in whole or in part, with any applicable law. See “Conditions of the Offer.” In all cases, payment by the Depositary to Holders of Notes accepted for purchase pursuant to the Offer will be made only after timely receipt by the Depositary of (a) certificates representing such Notes or timely confirmation of a DTC transfer of such Notes into the Depositary’s account at DTC pursuant to the procedures set forth under “Procedures for Tendering Notes,” (b) a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) or a properly transmitted Agent’s Message, and (c) any other documents required by the Letter of Transmittal.
     If the Offer is terminated or withdrawn, no consideration will be paid or payable to Holders of the Notes. If any tendered Notes are not purchased pursuant to the Offer for any reason, the Notes not purchased will be returned at the Company’s expense, to the tendering Holder (or, in the case of Notes tendered by DTC transfer, those Notes will be credited to the account maintained at DTC from which those Notes were delivered), unless otherwise requested by such Holder under “Special Delivery Instructions” in the Letter of Transmittal, promptly following the Expiration Date or termination of the Offer.
     Tendering Holders who hold Notes registered in their own names and who tender their Notes directly to the Depositary will not be obligated to pay brokerage fees or commissions or, except as set forth in the Letter of Transmittal, transfer taxes on the purchase of Notes by the Company pursuant to the Offer. Holders who tender their Notes through their broker, dealer, commercial bank, trust company or other nominee may be required to pay a fee or service charge. If you hold your Notes through a broker, dealer, commercial bank, trust company or other nominee we urge you to consult such nominee to determine whether any transaction costs are applicable. The Company will pay all fees and expenses of the Dealer Manager, the Information Agent and the Depositary in connection with the Offer.

Accrual of Interest
     Holders who tender Notes will receive a cash payment of accrued but unpaid interest on such Notes up to, but not including, the date of purchase. Under no circumstances will any additional interest be payable because of any delay in the transmission of funds to the Holders of purchased Notes or otherwise.
Source and Amount of Funds
     The maximum amount of funds required by the Company to purchase the Notes pursuant to the Offer at the purchase price of 100% of the principal amount, assuming all outstanding Notes are tendered, is $107,420,000 plus approximately $939,925 in accrued and unpaid interest.
     The Company expects to fund the purchase of the Notes in the Offer from drawing on its unsecured line of credit with KeyBank National Association and other lenders. The unsecured line of credit has a borrowing capacity of $600.0 million and a maturity date of August 1, 2011. The unsecured line of credit bears interest at a floating rate equal to, at the Company’s option, either (1) reserve-adjusted LIBOR plus a spread which ranges from 100 to 155 basis points, depending on the Company’s leverage, or (2) the higher of (a) the prime rate then in effect plus a spread which ranges from 0 to 25 basis points, or (b) the federal funds rate then in effect plus a spread which ranges from 50 to 75 basis points, in each case, depending on the Company’s leverage. Subject to the administrative agent’s reasonable discretion, the Company may increase the amount of the unsecured line of credit to $1.0 billion upon satisfying certain conditions. In addition, the Company, at its sole discretion, may extend the maturity date of the unsecured line of credit to August 1, 2012 after satisfying certain conditions and paying an extension fee based on the then current facility commitment. At September 30, 2009, the Company had $321.1 million in outstanding borrowings on its unsecured line of credit, with a weighted average interest rate of 1.4% on the unhedged portion of the outstanding debt of approximately $171.1 million. The Company has no present plans or arrangements to repay the unsecured line of credit, although the net proceeds of any equity offering by BioMed will generally be contributed to us and used to repay outstanding balances under the unsecured line of credit. The Company has received commitments from lenders to increase the borrowing capacity on its unsecured line of credit by $65.0 million to an aggregate of $665.0 million.  The increase in borrowing capacity under the Company’s unsecured line of credit is subject to the negotiation and execution of definitive agreements and the satisfaction of closing conditions, and the Company can offer no assurances that the transaction will close with the commitments as described above, or at all. The funding of these commitments is not a condition of the Offer.
Conditions of the Offer
     The Offer is not conditioned on any minimum principal amount of Notes being tendered in the Offer. Notwithstanding any other provisions of the Offer and in addition to (and not in limitation of) the Company’s rights to extend and/or amend the Offer, the Company shall not be required to accept for purchase or pay for Notes validly tendered pursuant to the Offer and may amend or extend the Offer or delay or refrain from accepting for purchase, or paying for, any such Notes, in each event, subject to Exchange Act Rule 14e-1(c), and may terminate the Offer if, in the reasonable judgment of the Company, any of the following events have occurred (or are determined by us to have occurred):
•	there has been threatened in writing, instituted or pending any action, suit or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, before any court, authority, agency or other tribunal that:
•	challenges or seeks to make illegal, or to delay or otherwise to restrain, prohibit or otherwise affect the consummation of the Offer, the acquisition of some or all of the Notes pursuant to the Offer or otherwise relates in any manner to the Offer, or

•	could materially and adversely affect our business, condition (financial or otherwise), income, operations or prospects, taken as a whole, or otherwise materially impair our ability to repurchase some or all of the Notes pursuant to the Offer,

•	there has been any action threatened in writing, pending or taken, including any settlement, or any approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened in writing, invoked, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries, including any settlement, by any court, government or governmental, regulatory or administrative authority, agency or tribunal, domestic, foreign or supranational, that could:
•	make the acceptance for payment of, or payment for, some or all of the Notes illegal or otherwise restrict or prohibit consummation of the Offer,

•	delay or restrict our ability, or render us unable, to accept for payment or pay for some or all of the Notes to be purchased pursuant to the Offer, or

•	materially and adversely affect our business, condition (financial or otherwise), income, operations or prospects,
•	there has occurred any of the following:
•	any general suspension of trading in, or limitation on prices for, securities on any United States national securities exchange or in the over-the-counter market for more than 24 hours,

•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory,

•	the commencement of a war, armed hostilities or other international or national calamity on or after November 9, 2009, including, but not limited to an act of terrorism,

•	any material escalation of any war or armed hostilities which had commenced prior to November 9, 2009,

•	a decrease in excess of 10% in the market price per share of BioMed’s Common Stock or in the Dow Jones Industrial Average or the S&P 500 Index,

•	any change in the general political, market, economic or financial conditions, domestically or internationally, that is reasonably likely to materially and adversely affect our business or the trading in the Notes or in the Common Stock, or

•	in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof,
•	a tender or exchange offer for any or all of BioMed’s Common Stock, or any merger, acquisition, business combination or other similar transaction with or involving us or any subsidiary, has been proposed, announced or made by any person or has been publicly disclosed, or

•	we learn that:
•	any entity, “group” (as that term is used in Section 13(d)(3) of the Exchange Act) or person has acquired or proposes to acquire beneficial ownership of more than 5% of BioMed’s outstanding Common Stock, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as and to the extent disclosed in a Schedule 13D or Schedule 13G filed with the Securities and Exchange Commission on or before November 9, 2009),

•	any entity, “group” (as that term is used in Section 13(d)(3) of the Exchange Act) or person who has filed a Schedule 13D or Schedule 13G with the Securities and Exchange Commission on or before November 9, 2009, has acquired or proposes to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than by virtue of the Offer made hereby), beneficial ownership of an additional 1% or more of BioMed’s outstanding Common Stock,

•	any change or changes have occurred or are threatened in our or our subsidiaries’ or affiliates’ business, condition (financial or otherwise), properties, assets, income, operations or prospects that, in our reasonable judgment, has or could have a material adverse effect on us, BioMed or any of our subsidiaries or affiliates or the benefits of the Offer to us, or

•	any approval, permit, authorization, favorable review or consent of any governmental entity required to be obtained in connection with the Offer shall not have been obtained on terms satisfactory to us in our reasonable discretion.
     The foregoing conditions are for our sole benefit, and the failure of any such condition to be satisfied prior to the Expiration Date may be asserted by us regardless of the circumstances giving rise to any such failure (other than, with respect to the conditions set forth in the first, second and fourth bullet points and third and fourth sub-bullets under the fifth bullet point above, circumstances within our direct control) and any such failure may be waived by us in whole or in part at any time and from time to time prior to the Expiration Date in our sole discretion. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time. In certain circumstances, if we waive any of the conditions described above, we may be required to extend the Expiration Date. To the extent that we waive a condition with respect to one tender of Notes, we will waive that condition for all tenders. Any determination by us concerning the events described above may only be challenged in a court of competent jurisdiction. A non-appealable decision with respect to such matter by a court of competent jurisdiction will be final and binding upon all persons. All conditions will be satisfied or waived on or prior to the Expiration Date.
Certain United States Federal Income Tax Consequences
     The following discussion is a summary of certain U.S. federal income tax considerations relevant to the sale of Notes pursuant to the Offer. This summary is based on current law, is for general information only and is not tax advice.
     This discussion is limited to persons who hold Notes as “capital assets” (generally, property held for investment within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”)). Your tax treatment will vary depending on your particular situation, and this discussion does not address all the tax consequences that may be relevant to you in light of your particular circumstances. If you are considering a sale of Notes pursuant to the Offer, you should consult your tax advisors concerning the application of United States federal income tax laws to your particular situation as well as any consequences arising under the laws of any state, local or foreign taxing jurisdiction.
     This discussion does not address the tax consequences relevant to persons who receive special treatment under the United States federal income tax law, except to the extent discussed below under the heading “—Non-U.S. Holders.” Holders receiving special treatment include, without limitation:
•	financial institutions, banks and thrifts,

•	insurance companies,

•	tax-exempt organizations,

•	“S” corporations,

•	traders in securities that elect to mark to market,

•	persons holding Notes through a partnership or other pass-through entity,

•	holders subject to the alternative minimum tax,

•	regulated investment companies and REITs,

•	foreign corporations or partnerships, and persons who are not residents or citizens of the United States,

•	broker-dealers or dealers in securities or currencies,

•	United States expatriates,

•	persons holding Notes as a hedge against currency risks or as a position in a straddle, or

•	United States persons whose functional currency is not the United States dollar.
     The information in this summary is based on:
•	the Code,

•	current, temporary and proposed United States Treasury (the “Treasury”) regulations promulgated under the Code,

•	the legislative history of the Code,

•	current administrative interpretations and practices of the Internal Revenue Service (the “IRS”) and

•	court decisions,
in each case, as of the date of this Offer to Purchase. In addition, the administrative interpretations and practices of the IRS include its practices and policies as expressed in private letter rulings which are not binding on the IRS except with respect to the particular taxpayers who requested and received those rulings. Future legislation, Treasury regulations, administrative interpretations and practices and/or court decisions may adversely affect the tax considerations described in this summary. Any such change could apply retroactively to transactions preceding the date of the change. We have not sought and will not seek any rulings from the IRS concerning the tax consequences of the sale of Notes pursuant to the Offer, and the statements in this summary are not binding on the IRS or any court. Thus, we can provide no assurance that the tax considerations contained in this summary will not be challenged by the IRS or will be sustained by a court if so challenged. State, local and foreign income tax laws may differ substantially from any corresponding U.S. federal income tax laws. This discussion does not address any aspect of the laws of any state, local or foreign jurisdiction.
     You are urged to consult your tax advisors with respect to the U.S. federal income tax consequences of the sale of Notes pursuant to the Offer, as well as any tax consequences applicable under the laws of any U.S. state, local, or non-U.S. taxing jurisdiction and other U.S. federal tax laws.
U.S. Holders
     If you are a “U.S. Holder,” as defined below, this section applies to you. If you are a beneficial owner of Notes and are not a “U.S. Holder,” you are a “Non-U.S. Holder” and the section below entitled “Non-U.S. Holders” applies to you.
     A “U.S. Holder” is a beneficial owner of Notes that for U.S. federal income tax purposes is:
•	an individual citizen or resident of the United States,

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or of any state thereof or in the District of Columbia,

•	an estate the income of which is subject to United States federal income taxation regardless of its source, or

•	a trust (i) whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust, or (ii) that has a valid election in place to be treated as a United States person.
Sale of Notes Pursuant to the Offer
     The sale of Notes pursuant to the Offer will be a taxable transaction to a U.S. Holder. Subject to the market discount rules discussed below, a U.S. Holder generally will recognize capital gain or loss on the sale of a Note equal to the difference between (a) the sum of the cash received for such Note in the Offer (other than any cash attributable to the payment of accrued and unpaid interest on the Note, which generally will be taxed as ordinary income to the extent that such holder has not previously recognized this income), and (b) the U.S. Holder’s adjusted tax basis in the Note. Gain or loss will be separately computed for each block of Notes tendered by a

U.S. Holder. Such capital gain or loss will generally be long-term capital gain or loss if a U.S. holder held the Note for more than one year at the time of such sale. In the case of a non-corporate U.S. Holder, long-term capital gain generally will be subject to tax at a reduced rate. The deductibility of capital losses is subject to limitation.
     A U.S. Holder’s adjusted tax basis in a Note will generally be equal to the purchase price of the Note paid by such U.S. Holder, increased, to the extent applicable, by any market discount previously included in income by the U.S. Holder with respect to the Note and reduced by any amortizable bond premium previously taken into account by the U.S. Holder with respect to the Note.
Market Discount
     An exception to the capital gain treatment described above may apply to a U.S. Holder who purchased a Note at a “market discount.” Subject to a statutory de minimis exception, a Note has market discount if it was purchased at an amount less than the stated principal amount of the Note. In general, unless the U.S. Holder has elected to include market discount in income currently as it accrues, any gain realized by a U.S. Holder on the sale of Notes having market discount will be treated as ordinary income to the extent of the lesser of (a) the gain recognized or (b) the portion of the market discount that has accrued (on a straight-line basis or, at the election of the U.S. Holder, on a constant-yield basis) while such Notes were held by the U.S. Holder.
Non-U.S. Holders
     In general, amounts received by a Non-U.S. Holder on the sale of Notes pursuant to the Offer attributable to interest will not be subject to U.S. federal withholding tax under the so-called “portfolio interest” exception provided that the Non-U.S. Holder:
•	does not actually or constructively own 10% or more of our capital and profits interests,

•	is not a controlled foreign corporation that is related to us actually or constructively,

•	is not a bank that received Notes on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business, and

•	provides the appropriate certification as to the Non-U.S. Holder’s foreign status.
     The certification requirement can generally be met by providing a properly executed IRS Form W-8BEN or appropriate substitute form to us or the Depositary. If the Notes are held through certain intermediaries, the Non-U.S. Holder and the intermediaries must satisfy the certification requirements under the applicable Treasury regulations. You should consult your tax advisors regarding the certification requirements for Non-U.S. Holders.
     If a Non-U.S. Holder cannot satisfy the requirements described above, payments of interest to the Non-U.S. Holder will be subject to the 30% U.S. federal withholding tax and will be made net of such withholding, unless, prior to such payment of interest, such holder provides us with a properly executed (a) IRS Form W-8BEN (or successor form) claiming an exemption from or reduction in withholding under the benefit of an applicable tax treaty or (b) IRS Form W-8ECI (or successor form) stating that interest paid on the Note is not subject to withholding tax because it is effectively connected with the conduct of a U.S. trade or business (and if a tax treaty applies, the interest is attributable to a U.S. permanent establishment maintained by such Non-U.S. Holder). If a Non-U.S. Holder is engaged in a trade or business in the United States and interest on a Note is effectively connected with the conduct of that trade or business (and if a tax treaty applies, the interest is attributable to a U.S. permanent establishment maintained by such holder), such holder will be subject to U.S. federal income tax on that interest on a net income basis (although such holder will be exempt from the 30% withholding tax, provided the certification requirements described above are satisfied) generally in the same manner as if such holder was a “United States person” as defined under the Code. In addition, if the Non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with its conduct of a trade or business in the United States.

     Non-U.S. Holders generally will not be subject to U.S. federal income taxation, including by way of withholding, on gain recognized upon the sale of a Note pursuant to the Offer unless:
•	the gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States (and if a tax treaty applies, the gain is attributable to a U.S. permanent establishment maintained by such Non-U.S. Holder),

•	in the case of a Non-U.S. Holder who is an individual, such Non-U.S. Holder is present in the United States for 183 days or more in the taxable year of disposition and certain other requirements are met, or

•	the Note constitutes a “United States real property interest,” or “USRPI,” within the meaning of the Foreign Investment in Real Property Tax Act, or “FIRPTA.”
     If you are a Non-U.S. Holder described in the first bullet point above, you generally will be subject to U.S. federal income tax on the net gain derived from the sale. Any such effectively connected gain received by a Non-U.S. Holder that is a corporation may also, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or such lower rate as may be applicable under an applicable tax treaty.
     If you are a Non-U.S. Holder described in the second bullet point above, you will be subject to a flat 30% U.S. federal income tax on the gain derived from the disposition of your notes, which may be offset by United States source capital losses, even though you are not considered a resident of the United States.
     In the event a Note constitutes a USRPI, any gain recognized upon the sale of a Note pursuant to the Offer will be subject to tax in the same manner as described in the first bullet point above. Notes held by a Non-U.S. Holder may be exempt from treatment as a USRPI under FIRPTA if (a) BioMed’s Common Stock is regularly traded on an established securities market and the applicable Non-U.S. Holder has not, at the time it acquired the Note and at certain other times described in the applicable Treasury regulations, directly or indirectly held Notes (and in certain cases other direct or indirect interests in BioMed’s Common Stock) that had a fair market value in excess of five percent of the fair market value of all outstanding BioMed Common Stock, or (b) BioMed is a “domestically controlled qualified investment entity” at the closing of the Offer. Assuming BioMed qualifies as a REIT, BioMed will be a domestically controlled qualified investment entity if at the closing of the Offer less than 50% in value of its shares are and have been held directly or indirectly by non-United States persons at all times during the lesser of (1) the 5-year period ending with the closing of the Offer and (2) the period during which BioMed has been in existence. We believe that BioMed currently is a domestically controlled qualified investment entity. We will undertake reasonable efforts to determine whether it is a domestically controlled qualified investment entity at the closing of the Offer. However, because BioMed’s Common Stock is publicly traded, there can be no assurance that it is qualified or will continue to qualify as a domestically controlled qualified investment entity. Furthermore, while BioMed’s Common Stock is currently regularly traded on an established securities market, there can be no assurance that it will continue to be so traded in the future.
     Although the application of the above exceptions from FIRPTA to the Notes is not entirely clear, based on the law, facts and circumstances as they presently exist, we currently intend to take the position that the Notes will not constitute USRPIs as of the closing of the Offer provided that at such time either (a) BioMed’s Common Stock is regularly traded on an established securities market, the applicable Non-U.S. Holder does not exceed the ownership limits described above and, if requested by us, such holder provides appropriate evidence to this effect; or (b) we continue to believe that BioMed is and has been a domestically controlled qualified investment entity during the specified testing period. Accordingly, provided either of these conditions is met, we currently do not intend to withhold U.S. federal income tax under FIRPTA from any amounts payable to a Non-U.S. Holder upon the sale of a Note pursuant to the Offer. However, it is possible that the IRS could disagree with our position, in which case any Non-U.S. Holder would be liable for U.S. federal income tax under FIRPTA upon any such sale, and could be liable for interest and penalties if they fail to timely file a U.S. federal income tax return and pay such tax when due. If neither of the conditions described above applies, we intend to withhold 10% of any amounts payable to a Non-U.S. Holder upon the sale of a Note pursuant to the Offer. Any amounts withheld may not satisfy a Non-U.S. Holder’s entire tax liability, and such holder remains liable for the timely payment of any remaining tax liability. If a sale of a Note is exempt from U.S. federal income tax, any amounts withheld may be refunded or credited against the Non-U.S. Holder’s U.S. federal income tax liability, provided that the required information is timely provided to the IRS.
Backup Withholding
     To prevent backup withholding on payments made to each surrendering U.S. Holder, each such U.S. Holder should either (a) provide such holder’s correct taxpayer identification number (“TIN”) by completing an IRS Form W-9, certifying that (1) such holder is a “United States person” (as defined in section 7701(a)(30) of the Code), (2) the TIN provided is correct (or that such U.S. Holder is awaiting a TIN) and (3) that such holder is not subject to backup withholding because: (A) such holder is exempt from backup withholding, (B) such holder has not been notified by the IRS that such holder is subject to backup withholding as a result of a failure to report all interest or dividends, or (C) the IRS has notified such holder that he, she or it is no longer subject to backup withholding, or (b) otherwise establish an exemption. Otherwise, backup withholding may apply. If a tendering U.S. Holder does not provide the correct TIN or an adequate basis for exemption, such holder may be subject to a $50 penalty imposed by the IRS, and payments made with respect to the tendered Notes may be subject to backup withholding. If withholding results in an overpayment of taxes, a refund may be obtained provided that the required information is timely furnished to the IRS.
     Certain U.S. Holders (including, among others, corporations) are exempt from backup withholding requirements. To avoid possible erroneous backup withholding, exempt U.S. Holders, while not required to file IRS Form W-9, should complete and return the IRS Form W-9 (checking the “Exempt” box on its face).
     To prevent backup withholding, Non-U.S. Holders should (a) submit a properly completed IRS Form W-8BEN, certifying under penalties of perjury to such holder’s foreign status or (b) otherwise establish an exemption.
     Backup withholding is not an additional tax. Any amount so withheld may be credited against the Non-U.S. Holder’s U.S. federal income tax liability. If backup withholding results in an overpayment of U.S. federal income taxes, a refund may be obtained from the IRS, provided that the required information is timely furnished to the IRS.
     In addition to the foregoing, the receipt of cash proceeds from the sale of a Note pursuant to the Offer by a U.S. Holder or a Non-U.S. Holder may be subject to information reporting to the IRS.
Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Notes
     The following is a list of the directors and executive officers of BioMed:

Name	Position
Alan D. Gold	Chairman and Chief Executive Officer
Gary A. Kreitzer	Executive Vice President, General Counsel and Director
Barbara R. Cambon	Director
Edward A. Dennis	Director
Richard I. Gilchrist	Director
Theodore D. Roth	Director
M. Faye Wilson	Director
R. Kent Griffin, Jr.	President, Chief Operating Officer and Chief Financial Officer
Matthew G. McDevitt	Executive Vice President, Acquisitions and Leasing
     The business address for each of BioMed’s directors and executive officers is c/o BioMed Realty Trust, Inc., 17190 Bernardo Center Drive, San Diego, California 92128, and the business telephone number for each is (858) 485-9840.
     To the knowledge of the Company:
•	neither the Company, BioMed nor any of our executive officers, directors or affiliates, has any beneficial interest in the Notes,

•	the Company will not purchase any Notes from such persons, and

•	during the 60 days preceding the date of this Offer to Purchase, none of such officers, directors or affiliates have engaged in any transactions in the Notes.
     Except as described herein, none of the Company or, to the Company’s knowledge, BioMed, any of its affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or agreement with any other person relating, directly or indirectly, to the Offer or with respect to any of the Company’s securities, including any contract, arrangement, understanding or agreement concerning the transfer or the voting of the securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations.
     In connection with BioMed’s initial public offering in August 2004, BioMed acquired interests in six properties through the Operating Partnership that were previously owned by limited partnerships and a limited liability company in which certain executive officers at that time, including Messrs. Gold, Kreitzer and McDevitt, entities affiliated with them, and private investors and tenants who are not affiliated with them owned interests.
Contribution Agreements
     BioMed received the interests in the properties contributed by its executive officers and their affiliates under contribution agreements with the individuals or entities that held those interests. Under the contribution agreements, BioMed agreed that if the Operating Partnership directly or indirectly sells, exchanges or otherwise disposes of (whether by way of merger, sale of assets or otherwise) in a taxable transaction any interest in the properties contributed by our executive officers and their affiliates before the tenth anniversary of the completion of BioMed’s initial public offering, then the Operating Partnership will indemnify each contributor for all direct and indirect adverse tax consequences. The calculation of damages will not be based on the time value of money or the time remaining within the indemnification period. These tax indemnities do not apply to the disposition of a restricted property under certain circumstances.
     BioMed also agreed for a period of ten years following the date of its initial public offering to use reasonable best efforts consistent with its fiduciary duties to maintain at least $8.0 million of debt, some of which must be property specific, to enable the contributors of these properties to guarantee such debt in order to defer any taxable gain they may incur if the Operating Partnership repays existing debt.
Redemption or Exchange of the Limited Partnership Units in the Operating Partnership
     Limited partners of the Operating Partnership, including Messrs. Gold, Kreitzer and McDevitt, have the right to require the Operating Partnership to redeem all or a part of their units for cash, based upon the fair market value of an equivalent number of shares of BioMed’s Common Stock at the time of the redemption, or, at BioMed’s election, shares of BioMed’s Common Stock in exchange for such units, subject to certain ownership limits set forth in BioMed’s charter. As of November 9, 2009, the limited partners of the Operating Partnership, other than BioMed, held units exchangeable for an aggregate of 2,600,288 shares of our Common Stock, assuming the exchange of units into shares of BioMed’s Common Stock on a one-for-one basis.
Other Benefits to Related Parties
     Messrs. Gold, Kreitzer and McDevitt have agreed to indemnify the lenders of the debt on the contribution properties for certain losses incurred by the lender as a result of breaches by the borrowers of the loan documents. In connection with BioMed’s initial public offering, BioMed agreed to indemnify Messrs. Gold, Kreitzer and McDevitt against any payments they may be required to make under such indemnification agreements. However, our indemnification obligation will not be effective with respect to losses relating to a breach of the environmental representations and warranties made to the Operating Partnership by Messrs. Gold, Kreitzer and McDevitt in their respective contribution agreements. For losses relating to such breaches, Messrs. Gold, Kreitzer and McDevitt have agreed to indemnify the Operating Partnership.
     BioMed has entered into a registration rights agreement with the limited partners in the Operating Partnership to provide registration rights to holders of BioMed’s Common Stock to be issued upon redemption of their units. Pursuant to the registration rights agreement, BioMed filed a registration statement on Form S-3, which became effective automatically, for the registration and resale of the Common Stock to be issued upon redemption of the units.
Market and Trading Information
     The Notes are not listed on any national or regional securities exchange or authorized to be quoted on any inter-dealer quotation system of any national securities association. Certain institutions and securities dealers do provide quotations for and engage in transactions in the Notes. In addition, quotations for securities that are not widely traded, such as the Notes, may differ from actual trading prices and should be viewed as approximations. To the extent that the Notes are traded, prices of the Notes may fluctuate greatly, depending on the trading volume, the balance between buy and sell orders, and other factors. Holders are urged to contact their brokers to obtain the best available information as to current market prices for the Notes.
     The Common Stock into which the Notes are exchangeable is listed on the NYSE under the symbol “BMR.” The following table sets forth, for the fiscal quarters indicated, the high and low intraday sale prices of the Common Stock as reported on the NYSE as well as BioMed’s quarterly cash dividend distribution:

			Cash Dividend
	High	Low	Distribution
2006
First Quarter	$29.86	$23.75	$0.290
Second Quarter	29.94	25.95	0.290
Third Quarter	31.99	28.28	0.290
Fourth Quarter	32.41	27.71	0.290
2007
First Quarter	$31.20	$25.59	$0.310
Second Quarter	29.94	24.13	0.310
Third Quarter	26.20	21.00	0.310
Fourth Quarter	26.25	20.89	0.310
2008
First Quarter	$25.33	$19.32	$0.335
Second Quarter	27.75	23.59	0.335
Third Quarter	29.50	22.72	0.335
Fourth Quarter	25.43	5.88	0.335
2009
First Quarter	$13.52	$6.02	$0.335
Second Quarter	12.21	6.47	0.11
Third Quarter	15.31	9.16	0.11
Fourth Quarter (to October 30, 2009)	14.05	12.62	N/A
     On October 30, 2009, the last reported sales price of BioMed’s Common Stock on the NYSE was $13.57 per share. As of October 30, 2009, there were approximately 98,203,176 shares of BioMed’s Common Stock outstanding, which does not include (a) 2,600,288 shares issuable upon exchange of outstanding units of the Operating Partnership, (b) 486,165 shares issuable upon exchange of outstanding long-term incentive plan, or LTIP, units, (c) 3,294,039 shares available for future issuance under BioMed’s incentive award plan and (d) shares potentially issuable upon exchange of the Notes.

     HOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE COMMON STOCK AND THE NOTES PRIOR TO MAKING ANY DECISION WITH RESPECT TO THE OFFER.
The Dealer Manager, Information Agent and Depositary
Dealer Manager
     Credit Suisse Securities (USA) LLC is acting as the Dealer Manager in connection with the Offer. In its capacity as Dealer Manager, Credit Suisse Securities (USA) LLC may contact Holders regarding the Offer and request brokers, dealers, commercial banks, trust companies and other nominees to forward this Offer to Purchase and related materials to beneficial owners of Notes.
     The Company has agreed to pay the Dealer Manager a fee for its services as a Dealer Manager in connection with the Offer. In addition, the Company will reimburse the Dealer Manager for its reasonable out-of-pocket expenses. The Company has agreed to indemnify the Dealer Manager against certain liabilities under federal or state law or otherwise caused by, relating to or arising out of the Offer or its engagement as Dealer Manager.
     From time to time, the Dealer Manager and its affiliates may trade securities of the Company for their own account or for the accounts of their customers and, accordingly, may hold long or short positions in the Notes or Common Stock at any time.
     The Dealer Manager and its affiliates have provided in the past other investment banking, commercial banking and/or financial advisory services to us.
The Depositary and the Information Agent
     The Company has retained D.F. King & Co., Inc. to act as the Depositary and as the Information Agent in connection with the Offer. All deliveries, correspondence and questions sent or presented to the Depositary or the Information Agent relating to the Offer should be directed to the address or telephone numbers set forth on the back cover of this Offer to Purchase.
     The Company will pay the Depositary and the Information Agent reasonable and customary compensation for their services in connection with the Offer, plus reimbursement for reasonable out-of-pocket expenses. The Company will indemnify the Depositary and the Information Agent against certain liabilities and expenses in connection therewith, including liabilities under the federal securities laws.
     Requests for additional copies of this Offer to Purchase and the Letter of Transmittal should be directed to the Information Agent at its address or telephone numbers on the back cover of this Offer to Purchase.
Solicitation
     Directors, officers and employees of either the Company, BioMed or their affiliates, the Information Agent or the Dealer Manager may contact Holders by hand, mail, telephone or facsimile regarding the Offer and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer to Purchase and related materials to beneficial owners of the Notes. Such directors, officers and employees will not be specifically compensated for providing such services.
Certain Legal Matters; Regulatory Approvals
     We are not aware of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational that would be required for our acquisition of Notes as contemplated by the Offer. Should any approval or other action be required, we presently contemplate that we will seek that approval or other action, but we have no current intention to delay the purchase of Notes tendered pursuant to the Offer pending the outcome of any such matter, subject to our right to decline to purchase Notes if any of the conditions have not been satisfied or waived. We cannot predict whether we would be required to delay the acceptance for payment of or payment for Notes tendered pursuant to the Offer pending the outcome of any such matter. We cannot assure you that any approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. If certain types of adverse actions are taken with respect to the matters discussed above, we can decline to accept for payment or pay for any Notes tendered. See “Conditions of the Offer.”
Fees and Expenses
     Tendering Holders who hold Notes registered in their own names and who tender their Notes directly to the Depositary will not be obligated to pay brokerage fees or commissions, the fees and expenses of the Dealer Manager, the Information Agent or the Depositary or, subject to Instruction 8 of the Letter of Transmittal, transfer taxes on the purchases of Notes by the Company pursuant to the Offer. If you hold your Notes through a broker, dealer, commercial bank, trust company or other nominee, we urge you to consult such nominee to determine whether any transaction costs are applicable. The Company will pay the reasonable fees and expenses of the Dealer Manager, the Information Agent and the Depositary in connection with the Offer.
     The Company will also reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling expenses incurred by them in forwarding materials to their customers. The Company will not, however, pay any fees or commissions to any broker, dealer or other person (other than the Dealer Manager, the Information Agent and the Depositary) in connection with the solicitation of tenders of Notes pursuant to the Offer.
Miscellaneous
     We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer or the acceptance of Notes pursuant to the Offer is not in compliance with any applicable law, we will make a good faith effort to comply with the applicable law. If, after a good faith effort, we cannot comply with the applicable law, the Offer will not be made to, nor will tenders be accepted from or on behalf of, the Holders residing in that jurisdiction.
     Pursuant to Exchange Act Rule 13e-4, we have filed with the Securities and Exchange Commission a Schedule TO, which contains additional information relating to the Offer. The Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner set forth under “Incorporation of Certain Documents by Reference” in this Offer to Purchase.
     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR NOT TENDER YOUR NOTES IN THE OFFER. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS DOCUMENT OR IN THE LETTER OF TRANSMITTAL. ANY RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATION MADE BY ANYONE ELSE MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, BIOMED, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY.
WHERE YOU CAN FIND MORE INFORMATION
     BioMed files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file or that BioMed files with the Securities and Exchange Commission at the public reference room of the Securities and Exchange Commission, 100 F Street, N.E., Washington, D.C. 20549. Information about the operation of the public reference room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330. Copies of all or a portion of this Offer to Purchase can be obtained from the public reference room of the Securities and Exchange Commission upon payment of prescribed fees. Our and BioMed’s Securities and Exchange Commission filings are also available to you on the Securities and Exchange Commission’s website at http://www.sec.gov. Statements contained in this Offer to Purchase as to the contents of any contract or other document referred to in, or incorporated by reference in, this Offer to Purchase are not necessarily complete and each statement is qualified in all respects by such reference.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
     The Securities and Exchange Commission allows us to “incorporate by reference” the information we and BioMed file with the Securities and Exchange Commission, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this Offer to Purchase. The incorporated documents contain significant information about us, our business and our finances. We incorporate by reference the following documents BioMed filed with the Securities and Exchange Commission:
•	BioMed’s Annual Report on Form 10-K for the year ended December 31, 2008,

•	BioMed’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2009,

•	BioMed’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2009,

•	BioMed’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2009,

•	BioMed’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 2, 2009,

•	BioMed’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 24, 2009,

•	BioMed’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 12, 2009,

•	BioMed’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 18, 2009,

•	BioMed’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 1, 2009, and

•	BioMed’s Current Reports on Form 8-K filed with the Securities and Exchange Commission on September 4, 2009.
     To the extent that any information contained in any current report on Form 8-K, or any exhibit thereto, was furnished to, rather than filed with, the Securities and Exchange Commission, such information or exhibit is specifically not incorporated by reference in this Offer to Purchase.
     We will provide without charge to each person, including any beneficial owner, to whom an Offer to Purchase is delivered, on written or oral request of that person, a copy of any or all of the documents we are incorporating by reference into this Offer to Purchase, other than exhibits to those documents unless those exhibits are specifically incorporated by reference into those documents. A written request should be addressed to BioMed Realty Trust, Inc., 17190 Bernardo Center Drive, San Diego, California 92128, Attention: Secretary.

     The Letter of Transmittal, the Notes, and any other required documents should be sent or delivered by each Holder or such Holder’s broker, dealer, commercial bank, trust company or other nominee to the Depositary at its address set forth below. To confirm delivery of the Notes, Holders are directed to contact the Depositary.
     Any questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at the respective telephone numbers and addresses set forth below. Requests for additional copies of the Offer to Purchase, the Letter of Transmittal or related documents may be directed to the Information Agent at its telephone numbers or address set forth below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.
The Depositary and Information Agent for the Offer is:
D.F. King & Co., Inc.
By Regular, Registered or Certified Mail;
Hand or Overnight Courier:
48 Wall Street, 22nd Floor
New York, New York 10005
Banks and brokers call: (212) 269-5550 (collect)
All others call toll-free: (800) 431-9645
By Facsimile for Eligible Institutions:
(212) 809-8838
Confirm by Telephone: (212) 493-6996
Attention: Elton Bagley
The Dealer Manager for the Offer is:
Credit Suisse
Credit Suisse Securities (USA) LLC
Attn: Liability Management Group
Eleven Madison Avenue
New York, New York 10010
Collect: (212) 538-1862
U.S. Toll-free: (800) 820-1653